Exhibit 4.9.2

CERTIFICATE OF

OCCAM NETWORKS, INC.

INCREASING NUMBER OF SHARES OF PREFERRED STOCK

DESIGNATED AS

SERIES A-2 CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the General

Corporation Law of the State of Delaware

I, Howard M. Bailey, do hereby certify:

1. That I am the duly elected and acting Chief Financial Officer and Secretary of Occam Networks, Inc., a Delaware corporation (the “Company”).

2. On November 18, 2003, the Board of Directors of the Company approved resolutions designating as “Series A-2 Convertible Preferred Stock” (the “Series A-2 Preferred”) an aggregate of 3,000,000 of the shares of Preferred Stock that the Company is authorized to issue pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), all as set forth in the Certificate of Designation of Series A-2 Convertible Preferred Stock of Occam Networks, Inc. filed with the Secretary of State of the State of Delaware on November 19, 2003 (the “Certificate of Designation”).

3. On August 24, 2004, the Board of Directors of the Company approved resolutions with the effect of increasing the number of shares of Series A-2 Preferred designated pursuant to the Certificate of Designation from 3,000,000 to 3,250,000, all as set forth in the Certificate of Occam Networks, Inc. Increasing Number of Shares of Preferred Stock Designated as Series A-2 Convertible Preferred Stock, filed with the Secretary of State of the State of Delaware on November 12, 2004 (the “Amendment” and together with the Certificate of Designation, the “Amended Certificate of Designation”).

4. Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), the Company may by resolution or resolutions adopted by the Company’s Board of Directors increase the number of shares of its authorized Preferred Stock designated as Series A-2 Preferred (but not above the total number of authorized shares of such class).

5. In accordance with Section 141(c)(2)of the DGCL, the Board of Directors formed a Special Committee of the Board of Directors, which on January 4, 2005, adopted and approved the following resolutions, with the effect of increasing the number of shares of Series A-2 Preferred designated pursuant to the Amended Certificate of Designation from 3,250,000 to 4,300,000:

RESOLVED: That in order to accommodate the issuance of additional shares of Series A-2 Preferred in a proposed offering, the Committee hereby approves an amendment to the Certificate of Designation relating to the Series A-2 Preferred (the “Certificate of Designation”) to increase the number of shares of the Company’s Preferred Stock designated as Series A-2 Preferred from 3,250,000 to 4,300,000;

RESOLVED FURTHER: That the appropriate officers of the Company are hereby authorized and directed to take such action as may be necessary and appropriate, in consultation with legal counsel, to file a certificate of amendment to the Certificate of Designation to effect the foregoing increase in the number of shares of the Company’s Preferred Stock so designated, and such certificate, in the form so prepared and filed with the Secretary of State of Delaware, is hereby ratified and approved.

IN WITNESS WHEREOF, Occam Networks, Inc. has caused this Certificate Increasing Number of Shares of Preferred Stock Designated as Series A-2 Convertible Preferred Stock to be executed by Howard M. Bailey, its Chief Financial Officer and Secretary, this 7th day of January 2005.

OCCAM NETWORKS, INC.

/s/ Howard M. Bailey
Howard M. Bailey, CFO & Secretary